                                                                     Exhibit 2.1


                            STOCK PURCHASE AGREEMENT


        This Stock Purchase Agreement (this "AGREEMENT") is made and entered into as of the 24th day of April 1998, by and among Equity Marketing, Inc., a Delaware corporation ("PURCHASER"), Corinthian Marketing P.L.C., a United Kingdom company ("PLC"), Corinthian International Holdings, L.L.C., a Texas limited liability company ("INTERNATIONAL"), Corinthian Marketing, Inc., a Delaware corporation ("CORINTHIAN"), Morrison Entertainment Group, Inc., a California corporation ("MEG"), and Rowan Nominees, Ltd., a United Kingdom registered company ("ROWAN"). International, MEG, PLC and Rowan are sometimes each referred to as a "SELLER" and collectively referred to as the "SELLERS."

        A. The Sellers own all of the issued and outstanding capital stock of Corinthian.

        B. PLC controls International.

        C. On the terms and subject to the conditions of this Agreement, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to Purchaser, all of the issued and outstanding capital stock of Corinthian.

        NOW, THEREFORE, with reference to the foregoing facts, and consideration of the mutual covenants and agreements hereinafter set forth, Purchaser, the Sellers and Corinthian agree as follows:

        1. DEFINITIONS.

           As used in this Agreement and the exhibits and schedules attached hereto, the following terms shall have the following meanings:

           "ACQUISITION" shall mean the purchase and sale of the Shares pursuant to this Agreement.

           "ACTION" means any lawsuit, litigation, action, demand, suit, proceeding, inquiry, arbitration or claim before any court or Governmental Authority, whether formal or informal, or civil, criminal, administrative, or investigative, and includes mediation, arbitration, appellate, bankruptcy and judgment-execution proceedings.

           "AFFILIATE" shall mean, with respect to any specified Person, (a) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person,
(b) any other Person who is a director, officer, partner or trustee of the specified Person or a Person described in clause (a) of this definition or any spouse of the specified Person or any such other Person, (c) any relative of the specified Person or any other Person described in clause (b) of this definition, or (d) any Person of which the specified Person and/or any one or more of the Persons specified in clause (a),(b) or (c) of this definition, individually or in the aggregate, beneficially own 10% or more of any class of voting securities or otherwise have a substantial beneficial interest.

                 "AGREEMENT" shall mean this Agreement, as amended, supplemented or modified from time to time in accordance with its terms.

                 "ASSET AGREEMENT" shall mean that certain Asset Purchase Agreement entered into concurrently herewith by and between Purchaser and TPHK.

                 "BEST KNOWLEDGE" with respect to any Person shall mean and include (i) actual knowledge of the Person, including, the actual knowledge of any of the officers or directors of such Person and (ii) that knowledge which a prudent businessperson could have obtained in the management of his business after making due inquiry, and after exercising due diligence, with respect thereto.

                 "BUSINESS CONDITION" of any Person shall mean the condition (financial or other), earnings, results of operations, business or properties of such Person.

                 "BUSINESS DAY" shall mean any day except a Saturday, Sunday or other day on which commercial banks in the cities of Los Angeles, California, or New York, New York, are authorized by Law to close.

                 "CAPITAL SECURITIES" of any Person shall mean the capital stock of such Person and/or any Stock Equivalents of such Person.

                 "CLOSING" shall mean the closing of the purchase and sale of the Shares, which has taken place simultaneously with the execution and delivery of this Agreement among the parties hereto.

                 "CLOSING DATE" shall mean the date of the Closing.

                 "COMPROMISE AGREEMENT" shall mean the Compromise Agreement dated the date hereof among Corinthian, International, PLC, MEG, Rowan, Morrison and Weems.

                 "CONTRACT" shall mean any written or oral note, bond, debenture, mortgage, license, agreement, commitment, document, instrument or contract.

                 "CORINTHIAN COMMON STOCK" shall mean the common stock, $1.00 par value per share, of Corinthian, as designated on the date hereof.

                 "CORINTHIAN CONTRACT" shall mean any Contract to which Corinthian is a party or otherwise bound, or to which any asset or property of Corinthian is subject.

                 "CORINTHIAN DISCLOSURE SCHEDULE" shall mean the schedule of exceptions to representations and warranties of the Seller Group made pursuant to Section 3 hereof.

                 "CORINTHIAN IP" shall mean all IP which Corinthian owns, licenses and/or uses.

                 "EMPLOYEE PLAN" with respect to any Person shall mean any plan, arrangement or Contract providing compensation or benefits to, for or on behalf of employees and/or directors of such Person, including employment, deferred compensation, retirement or severance Contracts; plans pursuant to which Capital Securities are issued, including stock purchase, stock option and stock appreciation rights plans; bonus, thrift, pension, savings, insurance, profit sharing, severance, loan guaranty, employee loan or incentive compensation plans or arrangements; supplemental unemployment benefit, hospitalization or other medical, life, dental, vision, health care or other insurance; and ERISA Plans.

                 "EMPLOYMENT AGREEMENTS" shall mean the Employment Agreements entered into concurrently herewith between Purchaser and each of Morrison and Weems.

                 "ENVIRONMENTAL LAW" shall mean any order, writ, injunction, decree, judgment, ruling or Law of any Governmental Authority, or any binding agreement with any such Governmental Authority, relating to pollution or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, the Resource Conservation and Recovery Act of 1976, as amended; the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Toxic Substances Control Act of 1976, as amended; the Occupational Safety and Health Act of 1970, as amended; the Emergency Planning and Community Right-To-Know Act of 1986; the Federal Water Pollution Control Act Amendments of 1972, as amended by the Clean Water Act of 1977 and the Water Quality Act of 1987; and the Clean Air Act, as amended, and other Laws relating to (i) emissions, discharges or releases of Polluting Substances or (ii) the handling, storage, disposal, reclamation, recycling or transportation of Polluting Substances.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and includes all rules and regulations promulgated under that Act.

                 "ERISA PLANS" of any Person shall mean all "employee benefit plans," within the meaning of Section 3(3) of ERISA maintained by, contributed to (or required to be contributed to), or sponsored by such Person.

                 "EUROPEAN CONTRACTS" shall mean the Retail Product License Agreement between Corinthian and NBA Properties, Inc., dated February 21, 1997, as amended by two addenda (undated) and two addenda, dated August 1, 1997.

                 "EXPLOIT" shall mean manufacture, advertise, license, market, merchandise, promote, publicize, sell, use, market, supply or distribute, and "EXPLOITATION" shall have a correlative meaning.

                 "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof, a public body or authority, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether domestic or foreign or local, state, regional or national.

                 "INCOME TAX" means any federal, state, local, or foreign income or franchise tax, including any interest, penalties, and additions imposed with respect to such taxes.

                 "INCOME TAX RETURN" means all returns, declarations, reports, claims for refunds, information returns, statements, and other forms required to be filed with respect to any Income Taxes, including any schedule or attachment thereto, and including any amendments thereof.

                 "INDEBTEDNESS" of a Person shall mean (a) indebtedness of such Person for money borrowed, whether short-term or long-term and whether secured or unsecured, (b) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit issued for the account of such Person, (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (d) all obligations of such Person upon which interest charges are customarily paid, (e) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity interests of such Person or any warrants, rights or options to acquire such capital stock or other equity interests, (f) all indebtedness of the types referred to in clauses (a) through (e) above of another Person which is guaranteed directly or indirectly by such Person or secured by the assets of such Person and (g) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee.

                 "IP" shall mean patents, trademarks, service marks, trade names, copyrights (which have been filed with the federal copyright authorities), trade secrets, trade dress and other rights and property commonly referred to as intellectual property, and rights or licenses to use the same, and any and all applications therefor.

                 "IRC" shall mean United States Internal Revenue Code of 1986, as amended and in effect from time to time (or any successor statute in effect from time to time), and the rules and regulations promulgated thereunder.

                 "IRS" shall mean the United States Internal Revenue Service.

                 "LAW" shall mean any foreign, federal, state or local statute, law, rule, regulation, ordinance, order, code, policy or rule of common law arising from final nonappealable decisions of Governmental Authorities and state and federal courts in the United States, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent, decree or judgment arising from final nonappealable decisions of Governmental Authorities and state and federal courts in the United States.

                 "LICENSE AGREEMENT" shall mean that certain Trademark License Agreement entered into concurrently herewith by and between Purchaser and PLC.

                 "LIEN" shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction to evidence any of the foregoing).

                 "LOSSES" shall mean losses, liabilities, damages, claims, fines, penalties, judgements, demands, assessments, levies, costs and expenses, sustained or incurred by the party incurring such Losses, including without limitation, reasonable attorneys', accountants', investigators' and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any Action, net of any insurance proceeds actually collected in respect thereof (net of related expenses, including premium adjustments).

                 "MARCH BALANCE SHEET" shall mean the balance sheet of Corinthian as of March 31, 1998, as included in the Corinthian Disclosure Schedule.

                 "MATERIAL CONTRACTS" shall mean (i) the Material Licenses, and
(ii) that certain lease agreement, dated June 17, 1996, as amended on May 22, 1997, by and between Corinthian and Stan Lucas.

                 "MATERIAL LICENSES" shall mean the following licenses: (i) License Agreement between Corinthian and Major League Baseball Properties, Inc., dated June 9, 1997; (ii) License Agreement between Corinthian and Major League Baseball Players Association (MLBPA), dated August 12, 1996, as amended on June 12, 1997, June 24, 1997, August 29, 1997 and October 22, 1997; (iii) License
Agreement between Corinthian and NHL Enterprises, L.P. and NHL Enterprises Canada, L.P., dated July 1, 1997; (iv) License Agreement between Corinthian and The National Hockey League Players' Association (NHLPA), dated June 3, 1996; (v) Retail Product License Agreement between Corinthian and NBA Properties, Inc., dated August 1, 1996, as amended on January 8, 1998; (vi) Joint Licensing Agreement between Corinthian and The Collegiate Licensing Co., dated June 23, 1997, as amended on March 24, 1998; (vii) Agreement between Corinthian Incorporated and National Football League Players Incorporated, dated October 15, 1996, as amended on October 15, 1996, October 21, 1996, March 27, 1997 and April 8, 1998; (viii) Retail Licensing Agreement between Corinthian and National Football League Properties, Inc., (player figurine with pocket replay video card), dated April 24, 1996; (ix) Retail Licensing Agreement between Corinthian and National Football League Properties, Inc., (NFL Quarterback Club player figurine with pocket replay video card), dated April 24, 1996; and (x) Retail Product License Agreement between Corinthian and NBA Properties, Inc., dated February 21, 1997, as amended by two addenda (undated) and two addenda, dated August 1, 1997.

                 "MORRISON" shall mean Joe Morrison.

                 "NBA LICENSE" shall mean the Retail Product License Agreement between Corinthian and NBA Properties, Inc., dated August 1, 1996, as amended January 8, 1998.

                 "PERSON" shall mean an individual or a group, syndicate, cooperative, joint venture, unincorporated organization, partnership, corporation, trust, association, limited liability company, Governmental Authority or other entity.

                 "POLLUTING SUBSTANCES" shall mean pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes.

                 "RELATED PARTY INDEBTEDNESS" shall mean any indebtedness or obligation of Corinthian to any member of the Seller Group or any Affiliate thereof, including TPHK, and shall include without limitation obligations for goods and inventory purchased by Corinthian. The outstanding Related Party Indebtedness is described in Schedule 1(a) to the Corinthian Disclosure Schedule.

                 "SECURITIES" shall mean Capital Securities and any other "security" as that term is defined under the Securities Act.

                 "SECURITIES ACT" shall mean the United States Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder.

                 "SELLER GROUP" means the Sellers other than Rowan.

                 "SHARES" shall mean all of the outstanding shares of Corinthian Common Stock.

                 "STOCK EQUIVALENTS" of any Person shall mean options, warrants, calls, rights, commitments, convertible securities and other securities pursuant to which the holder, directly or indirectly, has the right to acquire (with or without additional consideration) capital stock of such Person.

                 "SUBJECT CLAIMS" shall mean those certain potential claims against Corinthian identified in Schedule 1(b) to the Corinthian Disclosure Schedule.

                 "SUBJECT CONTRACT" shall mean any Contract required to be described in the Corinthian Disclosure Schedule pursuant to Sections 3(j) and/or 3(k) of this Agreement.

                 "SUBSIDIARY" when used in reference to any particular party, means a corporation with respect to which the party either (i) is required to consolidate the reporting of its financial information in accordance with generally accepted accounting principles, or (ii) is a beneficial owner of either at least 20% of any class of the corporation's securities or securities of the corporation representing at least 20% of the voting power of all the corporation's outstanding securities that are entitled to vote in the election of its directors.

                 "TAX LIABILITIES" shall mean all liabilities related to Taxes.

                 "TAX RETURNS" shall mean all returns, declarations, reports, claims for refunds or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

                 "TAXES" shall mean all taxes, charges, fees, levies or other governmental assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, social security (including any social security charge or premium) excise, estimated, alternative minimum, severance, stamp, occupation, property or other taxes, customs, dues, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (federal, state, local or foreign).

                 "TPHK" shall mean Toy Projex Ltd., a Hong Kong corporation.

                 "TRANSFER" shall mean sell, assign, transfer, pledge, grant a security interest in, license, sublicense or otherwise dispose of, with or without consideration.

                 "WEEMS" shall mean John Weems.

        The masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa. As used in this Agreement, the word "including" is always without limitation. The words "herein," "hereof," "hereunder," and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular section or subsection. Except as otherwise expressly provided in this Agreement, accounting terms used, but not otherwise defined, in this Agreement are to be construed and interpreted in accordance with "generally accepted accounting principles" in effect on the date hereof, as described in Accounting Standards Board SAS No. 69 and established by various pronouncements of the Accounting Principles Board, the Financial Accounting Standards Board, and the American Institute of Certified Public Accountants.

        2.       PURCHASE AND SALE; CLOSING.

                 (a) PURCHASE AND SALE. On the terms and subject to the conditions set forth in this Agreement, Purchaser hereby purchases the Shares from the Sellers, and the Sellers hereby sell the Shares to Purchaser at the Closing.

                 (b) PURCHASE PRICE. The purchase price for the Shares (the "PURCHASE PRICE") is $100,000. The Purchase Price was paid by wire transfer of funds to the accounts designated by the Sellers. The Purchase Price has been allocated among the Sellers ratably based upon the number of shares held by each Seller.

                 (c) THE CLOSING. The Closing has taken place at the offices of Troop Meisinger Steuber & Pasich, LLP, 10940 Wilshire Boulevard, Los Angeles, California 90024. At the Closing, (i) the Sellers delivered to Purchaser the certificates evidencing the Shares, duly endorsed in blank for transfer, against delivery by Purchaser of the Purchase Price, which is being paid by certified or bank cashiers check or by wire transfer of funds, (ii) the parties delivered the other agreements entered into in connection with this Agreement, including the Asset Agreement, the License Agreement and the Employment Agreements, and (iii) the parties delivered such other documents as have been reasonably requested.

                 (d) NBA LICENSE EXTENSION. If, prior to June 1, 1998, the NBA License is extended through at least July 31, 2000, on terms and conditions acceptable to Purchaser and PLC, then, within five days of the execution of such extension, Purchaser shall pay to the Sellers, ratably based upon the number of shares held by each Seller, an amount equal to: (i) $1,500,000; less (ii) the fees and costs which are charged by the licensor in connection with the extension of the term of the NBA Licenses (excluding the fees and costs to be incurred under the NBA Licenses which are consistent with its terms and conditions as in effect on the date hereof, such as a royalty rate and minimum guaranteed royalty level for the extended term at the same royalty rate and minimum guaranteed royalty level as in effect on the date hereof). The additional sum shall be deemed to be part of the Purchase Price.

                 (e) CAPITAL CONTRIBUTION; RELATED PARTY INDEBTEDNESS. Concurrently with the Closing, Purchaser has made a capital contribution in the amount of $4,884,637 to Corinthian, and Corinthian has used the funds from such capital contribution as follows: (i) $550,000 has been used to satisfy in full its obligation to MEG under the Compromise Agreement; and (ii) the balance has been used to pay all outstanding Related Party Indebtedness, as follows:
$837,968 to International and $3,496,669 to TPHK.

                 (f) SUBJECT CLAIMS. If a Subject Claim is resolved prior to one year from the date of this Agreement for a Claim Cost less than the amount set forth on Schedule 1 as the Potential Claim Cost with respect to such Subject Claim, Purchaser shall pay to the Sellers the amount by which the Potential Claim Cost exceeded the Claim Cost plus interest at a rate of 6% per annum; provided, however, that the maximum amount payable under this Section 2(f) by Purchaser, other than interest, shall be $750,000. A Subject Claim shall be deemed to be resolved when the potential claimant and Corinthian settle such Claim, which settlement is in writing or is otherwise evidenced by a writing, or the potential claimant acknowledges or agrees in writing as to the amount of the Subject Claim. The "CLAIM COST" with respect to any Subject Claim shall mean all Losses suffered or incurred by Corinthian and/or Purchaser in connection with such Claim. Purchaser shall use commercially reasonable efforts to resolve the Subject Claims within one year from the date hereof. Purchaser agrees upon request to consult with PLC with respect to Subject Claims and to notify PLC of any settlement or resolution. PLC and MEG agree to assist in the resolution of Subject Claims. Any payment pursuant to this Section 2(f) shall be deemed to be part of the Purchase Price. The amount payable under this Section 2(f) shall be paid to Fried, Frank, Harris, Shriver & Jacobson for the benefit of the Sellers.

        3.       REPRESENTATIONS AND WARRANTIES OF THE SELLER GROUP.

                 Subject to the exceptions set forth in the Corinthian Disclosure Schedule dated the date hereof and delivered by the Seller Group to Purchaser concurrently with this Agreement, each member of the Seller Group represents and warrants to Purchaser as follows:

                 (a) ORGANIZATION AND CAPITALIZATION OF CORINTHIAN.

                        (i) Corinthian is a corporation duly organized, validly existing in good standing under the Laws of the State of Delaware and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Complete and correct copies of Corinthian's current Articles of Incorporation and Bylaws have been delivered to Purchaser or its attorneys.

                        (ii) Corinthian is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where it owns or leases any property or its business activities require it to so qualify.

                        (iii) The authorized capital stock of Corinthian consists solely of 10,000 shares of Corinthian Common Stock, of which only 1,353.941 shares are issued and outstanding, and no other class of Capital Security. The Sellers own of record and beneficially all of the Shares. The Corinthian Disclosure Schedule sets forth the number of shares of Shares owned of record by each Seller. The Shares are not subject to any Lien and no Person has any right or option to purchase or acquire, with or without consideration, any of the Shares. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. The holders of the Shares possess exclusive voting rights with respect to the affairs of Corinthian.

                        (iv) There are no outstanding Stock Equivalents of Corinthian. Corinthian is not obligated to purchase or redeem any Capital Securities.

                        (v) Corinthian has not, either directly or through any agent, offered any Securities to or solicited any offers to acquire any Securities from, or otherwise approached, negotiated or communicated in respect of any Securities with, any Person in such a manner as to require that the offer or sale of such Securities be registered pursuant to the provisions of Section 5 of the Securities Act and the rules and regulations of the SEC thereunder or the securities Laws of any state. Corinthian has complied with all federal and state securities and blue sky Laws in all offers, sales and purchases of its Securities prior to the date hereof and has not violated any applicable Law in making such issuances and purchases of its Securities prior to the date hereof. Any notices required to be filed under federal and state securities and blue sky Laws prior to the date hereof have been filed on a timely basis prior to or as so required.

                 (b)    AUTHORITY; ENFORCEABILITY.

                        (i) This Agreement has been duly executed and delivered by Corinthian and constitutes a valid and legally binding obligation of Corinthian enforceable against Corinthian in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

                        (ii) The execution and delivery by Corinthian of this Agreement do not, and compliance by Corinthian with the provisions hereof will not: (A) conflict with or result in a breach or default under any of the terms, conditions or provisions of any Corinthian Contract; or (B) violate any Law applicable to Corinthian; or (C) result in the creation or imposition of any Lien on any asset of Corinthian.

                        (iii) The Asset Agreement has been duly executed and delivered by TPHK and constitutes a valid and legally binding obligation of TPHK enforceable against TPHK in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

                        (iv) The execution and delivery by TPHK of the Asset Agreement do not, and compliance by TPHK with the provisions thereof will not:
(A) conflict with or result in a breach or default under any of the terms, conditions or provisions of any Contract to which TPHK is a party or to which any of its assets are subject; or (B) violate any Law applicable to TPHK; or (C) result in the creation or imposition of any Lien on any asset of TPHK.

                 (c) SUBSIDIARIES AND AFFILIATED CORPORATIONS.

                        (i) Corinthian does not have and has never had any
                            Subsidiaries.

                        (ii) TPHK is wholly owned by International and MEG.

                 (d) FINANCIAL STATEMENTS. The March Balance Sheet has been prepared from the books and records of Corinthian in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except for changes specified therein and except that it is not accompanied by notes, and presents fairly the financial condition of Corinthian as of March 31, 1998.

                 (e) TAXES.

                        (i) Corinthian has filed all Tax Returns that it was required to file for tax periods ending before the Closing, taking into account all extensions of time allowed by applicable Law. All such Tax Returns were correct and complete in all material respects. In particular, the foregoing Tax Returns were not subject to penalties under IRC Section 6662, relating to accuracy-related penalties (or any corresponding provision of the state, local or foreign Tax Law) or any predecessor provision of Law, and Corinthian has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of IRC Section 6662 (or any corresponding provision of the state, local or foreign Tax Law) or any predecessor provision of Law. All Taxes due and owing by Corinthian (whether or not shown on any Tax Return) have been paid. Corinthian has not requested, nor currently is the beneficiary of, any extension of time within which to file any Tax Return that has not been filed. No claim has ever been made by an authority in a jurisdiction where Corinthian does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Corinthian that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for current Taxes not yet delinquent.

                        (ii) Corinthian has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party (including, without limitation, as required under IRC Sections 1441-1464, IRC Sections 3401-3406, IRC Section 6041 and IRC
Section 6049).

                        (iii) No member of the Seller Group expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. To the Best Knowledge of each member of the Seller Group there is no dispute or claim concerning any Tax Liability of Corinthian either claimed or raised by any Governmental Authority in writing or upon personal contact with any agent of such authority. The Corinthian Disclosure Schedule lists (A) all Income Tax Returns filed with respect to Corinthian; (B) indicates those Tax Returns listed in (A) that have been audited; and (C) indicates those Tax Returns listed in (A) that currently are the subject of audit. Corinthian has delivered to Purchaser complete copies of all federal or state Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Corinthian.

                        (iv) Corinthian has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                        (v) Corinthian has never filed a consent under IRC
Section 341(f) (or any corresponding provision of state, local or foreign income tax Law) concerning collapsible corporations or agreed to have IRC Section 341(f)(2) (or any corresponding provision of state, local or foreign income tax
Law) apply to any disposition of any asset owned by it. Corinthian has not made any payments, is not obligated to make any payments, and is not a party to any Contract that under certain circumstances could obligate it to make any payments that will not be deductible under IRC Section 280G. Corinthian has not been a United States real property holding corporation within the meaning of IRC
Section 897(c)(2) during the applicable period specified in IRC Section 897(c)(1)(A)(ii).

                        (vi) Corinthian is not a party to any Tax indemnity, Tax sharing or Tax allocation agreement. Corinthian (A) has not been a member of an affiliated group of corporations within the meaning of IRC Section 1504 within the four years preceding the date hereof, or (B) has no Tax Liability for the Taxes of any Person under IRC Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.

                        (vii) The unpaid Taxes of Corinthian as of the date of this Agreement do not exceed $600,000.

                 (f) CUSTOMS MATTERS. Corinthian has all licenses, permits, consents, orders, approvals and other authorizations necessary under the customs and trade Laws of the United States of America, including without limitation bilateral trade agreements, to carry on its business as currently being conducted. Corinthian has properly reported all goods imported into the United States, accurately stated all dutiable costs thereof and paid all tariffs due thereon at the time of entry.

                 (g) REAL PROPERTY AND ASSETS.

                        (i) Corinthian has good and transferable title to all of its assets of material value to it whether real, personal, tangible or intangible set forth or included in the March Balance Sheet, free and clear of all Liens except for: (A) Liens that are reflected in the March Balance Sheet;
(B) Liens for current taxes not yet delinquent; (C) assets sold or transferred in the ordinary course of business and consistent with prudent business practice since the date of the March Balance Sheet; and (D) restrictions imposed by Law and easements and restrictions which are neither individually nor in the aggregate material to Corinthian or its Business Condition.

                        (ii) The Corinthian Disclosure Schedule identifies each real property that Corinthian owns or leases. Corinthian enjoys peaceful and undisturbed possession under all material leases for the use of real property under which it operates.

                        (iii) The Corinthian Disclosure Schedule identifies all of the tooling, dies and other equipment utilized by Corinthian in manufacturing its products, the specific products to which each such tooling, die or equipment relates, and the amortization schedule for and location of such assets. Corinthian either owns all such assets or such assets are being transferred by TPHK to Purchaser pursuant to the Asset Agreement. Material assets currently used by Corinthian are in good operating condition and repair, normal wear and tear excepted.

                        (iv) All inventories have been purchased by Corinthian in the normal and ordinary course of business. The Corinthian Disclosure Schedule lists the physical inventory at March 31, 1998, all orders for and purchases of inventories from and after January 1, 1998, a description of the inventories purchased, the identity of the seller(s) of the inventories, the purchase price of the inventories and, if such inventories were purchased from TPHK, TPHK's cost for such inventories.

                        (v) The Corinthian Disclosure Schedule lists the accounts receivable of Corinthian as of April 5, 1998. These accounts receivable are stated in accordance with generally accepted accounting principles and (A) constitute and will constitute bona fide and valid rights of Corinthian to collect payments from other Persons; (B) represent and will represent credit extended in a manner consistent with Corinthian's trade practices; and (C) except as reserved against in the March Balance Sheet, are not and will not be subject to any defense, counterclaim or offset. Corinthian does not have any obligation to repurchase any accounts receivable sold to NationsBanc Commercial Corporation ("NCC") pursuant to that certain Factoring Agreement dated July 17, 1996, and since October 31, 1997 Corinthian has not paid any amounts to NCC to satisfy any obligations to NCC relating to accounts receivable purchased by NCC from Corinthian.

                        (vi) Neither the Sellers nor any Affiliates thereof (other than Corinthian), own or have any interest in any assets or property which have been used within the past two years, are presently being used, or are anticipated or necessary to be used in the business of Corinthian as presently or proposed to be conducted.

                 (h) ENVIRONMENTAL LIABILITIES.

                        (i) Subject to subsections (ii) and (iii) of this Section, Corinthian has conducted and is conducting its business, and has used and is using its properties, whether currently owned, operated or leased or owned, operated or leased it any time in the past, in material compliance with all applicable Environmental Laws.

                        (ii) Neither Corinthian nor any property currently owned, operated or leased or which has been owned, operated or leased by Corinthian, is subject to any pending or threatened investigation of which any member of the Seller Group has either actual knowledge or written notice, or any pending or threatened action or proceeding, including any notice of violation, of which any member of the Seller Group has knowledge, by any Governmental Authority regarding contamination of any part of the property or infractions of any Environmental Law or any license or permit issued by any Governmental Authority pursuant to any such Law.

                        (iii) No Polluting Substance is presently located on or under any property which is currently owned, operated or leased by Corinthian, except for office supplies, cleaning supplies, photocopying materials and other materials of similar nature, kept by Corinthian in the ordinary course of its business, or as indicated in any environmental reports, studies, assessments or data listed on the Corinthian Disclosure Schedule and delivered to Buyer.

                 (i) LITIGATION AND PROCEEDINGS. There is no pending or, to the Best Knowledge of any member of the Seller Group, threatened Action (or basis therefor) to which Corinthian is a party or otherwise involving Corinthian, and Corinthian is not subject to any judgment, order, writ, injunction, decree or regulatory directive or agreement. The foregoing includes, without limiting its generality, Actions (or any basis therefor known to any member of the Seller Group) involving the prior employment of any employees or currently contemplated prospective employees of Corinthian or their use, in connection with the business of Corinthian, of any information or techniques which might be alleged to be proprietary to their former employer(s).

                 (j) EMPLOYEE CONTRACTS AND ERISA PLANS.

                        (i) All Employee Plans which are now maintained by Corinthian or have been maintained by Corinthian are identified in the Corinthian Disclosure Schedule. True and complete copies of all written documents relating to Employee Plans listed on the Corinthian Disclosure Schedule have been furnished to Purchaser or its agents. The Corinthian Disclosure Schedule summarizes all significant oral agreements listed therein.

                        (ii) Neither Corinthian nor any entity that is a member of a "controlled group of corporations" or that is under "common control" with Corinthian, within the meaning of IRC Section 414(b) or (c) (an "ERISA AFFILIATE"), has ever maintained, contributed to (or been required to contribute
to), or sponsored a "multiemployer plan," within the meaning of ERISA Section 3(37)(a). Corinthian has never maintained, contributed to (or been required to contribute to), or sponsored a "defined benefit plan," within the meaning of ERISA Section 3(35).

                        (iii) Any ERISA Plan maintained by Corinthian has been administered in substantial compliance with ERISA, the IRC and the terms of such ERISA Plan, and there is no pending or threatened litigation relating to any ERISA Plan.

                        (iv) Any ERISA Plan maintained by Corinthian that is a "pension plan" within the meaning of ERISA Section 3(2) (collectively, the "PENSION PLANS") has received a favorable determination letter from the IRS under IRC Section 401(a).

                        (v) Neither Corinthian nor any fiduciary of any Pension Plan maintained by Corinthian has engaged in any transaction that is prohibited by ERISA Section 406 or the regulations thereunder for which an exemption does not exist.

                        (vi) No Pension Plan maintained by Corinthian is currently in effect, and no current or former employee or officer of Corinthian is entitled to any present or future payment with respect to any Pension Plan maintained by Corinthian.

                        (vii) Any payments required to be made pursuant to the terms of any Employee Plan maintained by Corinthian that relate to any period prior to the Closing will have either been timely made or accrued on the books of Corinthian in accordance with generally accepted accounting principles.

                        (viii) Corinthian does not offer and has never in the past offered health benefits for retired employees except to the extent required by applicable Law.

                        (ix) Corinthian does not maintain any Employee Plans outside of the United States for non-U.S. citizen employees of Corinthian.

                        (x) The Corinthian Disclosure Schedule lists separately all Contracts pursuant to which the consummation of the transactions as contemplated hereunder will (a) entitle any current or former employee or officer of Corinthian to severance pay, unemployment compen sation or any other payment, or (b) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer. The consummation of the transactions as contemplated hereunder will not result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the IRC for which an exemption is not available or the cost of which is not borne by the former employee or his beneficiary.

                        (xi) No liability under Title IV of ERISA has been incurred by Corinthian or any of its ERISA Affiliates since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Corinthian or any of its ERISA Affiliates of incurring directly or indirectly a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation.

                        (xii) Each Employee Plan maintained by Corinthian is in full force and effect, and Corinthian is not in default under any Employee Plan maintained by Corinthian. There have been no claims of default and, there are no facts or conditions which if continued, or on notice, will result in a default under any Employee Plan.

                 (k) CONTRACTS. The Corinthian Disclosure Schedule lists all of the following types of Corinthian Contracts:

                        (i) Each Contract (or group of related Contracts) which is to be performed in whole or in part at or after the date of this Agreement and which (A) cannot be canceled upon 30 days' notice without payment or penalty of less than $10,000; (B) involves aggregate future payments by or to Corinthian of more than $10,000; (C) involves material nonmonetary obligations to be performed later than one year from the date hereof; (D) otherwise materially affects Corinthian or its Business Condition; or (E) was not entered into in the ordinary course of business;

                        (ii) Each Contract pursuant to which Corinthian (A) has borrowed or is committed or entitled to borrow money in an amount in excess of $10,000; (B) has lent or committed to lend money; (C) has given or is committed to give a guarantee of, or otherwise to incur primary or secondary liability for (including any letter of credit), any obligation of any other party in any amount;

                        (iii) Each Contract regarding advertising, brokerage, licensing, management, representative or agency relationships;

                        (iv) Each Contract with or concerning any labor or employee organization;

                        (v) Each Contract for the Transfer of any properties, assets or rights of Corinthian for consideration in excess of $10,000 or for the grant of any preferential right to purchase any of such assets, properties or rights, or which requires the consent of any third party to the Transfer of such assets, properties or rights;

                        (vi) Each Contract with any Seller or any Affiliate of Corinthian;

                        (vii) Each Contract (A) under which the benefits cannot be retained upon the consummation of the transactions contemplated by this Agreement without the written consent or approval of other parties, (B) under which there will be a default as a result of the consummation of the transactions contemplated by this Agreement unless such other parties provide written consent or approval or (C) which would require the making of any payment, other than payments as contemplated by this Agreement, to any employee of Corinthian or to any other Person as a result of the consummation of the transactions contemplated herein;

                        (viii) Each Contract involving a guarantee by the Sellers of any Corinthian Indebtedness or imposing a Lien on personal assets of the Sellers which serve as collateral for Corinthian Indebtedness;

                        (ix) Each Contract pursuant to which Corinthian has granted or agreed to any discount in connection with future product sales, rebates, inventory balancing or product returns or exchanges;

                        (x) Each Contract providing Corinthian the right or license to use or exploit the IP of any other Person; and/or

                        (xi) Each Contract requiring Corinthian to make capital expenditures in excess of $5,000.

                 (l) ABSENCE OF LIABILITIES. Corinthian has no Indebtedness, obligation or liability, absolute, accrued, contingent or otherwise, except for
(i) those disclosed in the Corinthian Disclosure Schedule or the March Balance Sheet, or (ii) trade payables and obligations incurred in the ordinary course of business on or after January 1, 1998. At the Closing, the Related Party Indebtedness was as set forth specifically in the Corinthian Disclosure Schedule.

                 (m) CONFLICTS OF INTEREST. Neither Corinthian nor any officer, employee, agent or any other person acting on behalf of Corinthian has, directly or indirectly, given or agreed to give or received or agreed to receive any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to or from any customer, supplier, licensor, employee or agent of a customer or supplier, or official or employee of any Governmental Authority or other Person who was, is, or may be in of a position to help or hinder the business of Corinthian (or assist in connection with any actual or proposed transaction therewith) which (i) might subject Corinthian to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a material adverse effect on the Business Condition of Corinthian or (iii) if not continued in the future, might have a material adverse effect on the Business Condition of Corinthian.

                 (n) OTHER RELATIONSHIPS. No member of the Seller Group has any interest (other than as a noncontrolling holder of securities of a publicly traded company), either directly or indirectly, in any Person, including without limitation, any Person (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant, or otherwise) that presently (i) provides any services or designs, produces and/or sells any products or product lines, or engages in any activity which is the same, similar to or competitive with any activity or business in which Corinthian is now engaged; (ii) is a supplier of, customer of, creditor of, or has an existing contractual relationship with Corinthian; or (iii) has any direct or indirect interest in any asset or property used by Corinthian or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the business of Corinthian. No current or former stockholder, director, officer or employee of Corinthian nor any Affiliate of any such person, is, or since January 1, 1995, has been, directly or indirectly through his affiliation with any other person or entity, a party to any transaction (other than as an employee) with Corinthian providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to any such person.

                 (o) LICENSES; COMPLIANCE WITH LAWS AND CONTRACTS.

                        (i) Corinthian:

                                (A) has all material franchises, permits,
licenses (other than product licenses), and other rights which are necessary for the conduct of its business and to the Best Knowledge of any member of the Seller Group, there is not any basis for the denial of such rights in the future;

                                (B) is in compliance with, and is not in
violation of, any Law;

                                (C) has performed all of the obligations
required to be performed by it to date under all Subject Contracts and is not in breach of or default under any such Subject Contract (including any breach or default arising from any misrepresentation), and no event has occurred or circumstances exist which, with notice or lapse of time or both, would constitute a breach of any Subject Contract.

                        (ii) The Corinthian Disclosure Schedule lists all federal, state, local and foreign licenses, permits and other authorizations issued by any Governmental Authority to Corinthian.

                        (iii) To the Best Knowledge of each member of the Seller
Group: (A) each other party to a Subject Contract has performed all of the material obligations required to be performed by it to date under such Contract and is not in material default thereunder; and (B) no event has occurred or circumstances exist which, with notice or lapse of time or both, would constitute a breach of any Subject Contract; provided that MEG's representation with respect to the European Contracts is limited to its actual knowledge.

                 (p) IP RIGHTS.

                        (i) The Corinthian Disclosure Schedule contains a true and complete list of all Corinthian IP which consists of patents (issued and pending), registered trademarks and recorded copyrights and the basis of the right of Corinthian to use such Corinthian IP. The Corinthian IP constitutes all IP that is required to enable Corinthian to conduct its business as now conducted. Corinthian has provided commercially reasonable safeguards and security for the protection and confidentiality of the Corinthian IP and all other of its confidential and/or proprietary information. Corinthian has not received any written notice of infringement or other written complaint to the effect that Corinthian has violated or infringed the IP or any other proprietary rights of others. Neither Corinthian nor any Person employed by or affiliated with Corinthian has wrongfully Exploited any IP owned or licensed by any Person for which Corinthian could suffer any Losses, and neither Corinthian nor any Person employed by or affiliated with Corinthian has violated any confidential relationship which such Person may have had with any third party for which Corinthian could suffer any Losses. Corinthian has full right and authority to utilize the Corinthian IP, including, without limitation, the processes, systems and techniques presently used by it in the design, development, manufacture, marketing, sale and distribution of its present products and all rights to any such IP developed by any employee or consultant of Corinthian have been duly and validly assigned to Corinthian. No royalties, honoraria, damages or fees are payable by Corinthian to other Persons by reason of the ownership or use by Corinthian of any Corinthian IP or any IP hereafter developed by Corinthian or any employee thereof. Except for PLC's interest in the Marks (as defined below), no Affiliate of Corinthian owns or holds, directly or indirectly, any interests in any Corinthian IP. To the actual knowledge of each member of the Seller Group, no Person has interfered with, infringed upon, misappropriated, or otherwise violated any IP right of Corinthian. Corinthian has not Transferred to any Person right to Exploit any Corinthian IP.

                        (ii) PLC is the sole and exclusive owner (legal and beneficial) of the trademarks identified on Attachment 11 to the Corinthian Disclosure Schedule to this Agreement (the "MARKS") in any and all forms and embodiments thereof in each Jurisdiction (as defined below), and to the goodwill attached to the Mark in each Jurisdiction, in the class or classes identified in
Schedule 3(p) to this Agreement with respect to such Jurisdiction. The Corinthian Disclosure Schedule sets forth a list of all countries, states or other jurisdictions in which each Mark is registered or in which registration applications are pending (the "JURISDICTIONS"), the date(s) of registration (or application), the class(es) of registration and the name of the Person in which each Mark is registered. Except as permitted by those distribution arrangements identified in Attachment 12 to the Corinthian Disclosure Schedule (the "LICENSES"), to the actual knowledge of any member of the Seller Group, no Person other than Corinthian is using any Mark anywhere else in the world in connection with the Exploitation of sports-figurines, oversize-headed figurines and toys or games marketed under licenses by sports teams, leagues, players' associations or other governing or representative bodies. Except for the Licenses, no Seller has Transferred to any Person the right to use any Mark in connection with the Exploitation of products anywhere in the world. PLC has performed all of the obligations required to be performed by it under the Licenses and is not in breach of or default under any Licenses (including any breach or default arising from any misrepresentation), and no event has occurred or circumstances exist which, with notice or lapse of time or both, would constitute a breach of any License. To the actual knowledge of PLC: (i) each other party to a License has performed all of the material obligations required to be performed by it to date under such License and is not in material default thereunder; and (ii) no event has occurred or circumstances exist which, with notice or lapse of time or both, would constitute a breach of any License.

                        (iii) Corinthian's and/or Purchaser's use of each Mark for Exploitation in the registered classes will not infringe any IP right of any Person in any Jurisdiction in which such Mark is registered or, to the actual knowledge of any member of the Seller Group, anywhere else in the world.

                 (q) INSURANCE.

                        (i) The Corinthian Disclosure Schedule lists: (A) all policies of insurance that are in force on the date hereof and/or which have been in force at any time within the prior three years and insure Corinthian or any of its assets or employees (the "INSURANCE POLICIES"); (B) all outstanding claims under the Insurance Policies; (C) all claims made by or on behalf of Corinthian under any Insurance Policy; and (D) any Contract under which Corinthian is obligated to maintain insurance on behalf of any other Person. Corinthian will continue to maintain following the date hereof substantially the same insurance coverages that are in force on the date hereof, and Corinthian has delivered to Purchaser true and complete copies of each Insurance Policy, including all amendments, supplements, modifications, or side letters relating thereto.

                        (ii) The Insurance Policies are: (A) all in full force and effect; (B) sufficient for compliance with all requirements of Law and all Corinthian Contracts, and (C) will not terminate or lapse by reason of consummation of the transactions contemplated by this Agreement. The premiums with respect to all Insurance Policies covering all periods up to and including the Closing Date have been paid or will have been paid prior to the Closing, and no notice of cancellation or termination has been received with respect to any such Policy.

                 (r) LICENSES.

                        (i) No licensor of Corinthian has canceled or terminated, or made any threat to cancel or terminate, for any reason, any Material License or any other license to which Corinthian is a party. The Corinthian Disclosure Schedule lists all demand letters, notices of default or non-compliance, and requests or threats to amend, terminate or modify any Material License or any other license agreement to which Corinthian is a party.

                        (ii) The Corinthian Disclosure Schedule sets forth the amount of royalties payable (by Material License) as of March 31, 1998; and there have been no audits of the royalties paid or payable by Corinthian pursuant to any Material License. Subject to the reserves therefor set forth in the March Balance Sheet, Corinthian has properly recorded, reported and paid all royalties due, and has complied with all marketing, advertising and other obligations (financial and other), under each Material License and each other license to which it is a party.

                 (s) CUSTOMERS. No Large Customer of Corinthian has canceled or otherwise terminated, or made any threat to cancel or terminate, its relationship with Corinthian, or its purchase of products from Corinthian, and to the actual knowledge of each member of the Seller Group, no Large Customer intends to cancel or otherwise terminate its relationship with Corinthian or decrease materially the amount of products it purchases compared to products it has purchased in recent periods. A "LARGE CUSTOMER" of Corinthian shall mean Toys "R" Us, Inc., K-Mart Corporation, Walmart Stores, Inc., KB Toys and Target Stores, Inc.

                 (t) LABOR RELATIONS. There is no pending or, to the Best Knowledge of any member of the Seller Group, threatened labor dispute, strike or work stoppage affecting the Business Condition of Corinthian. Corinthian has conducted and conducts its business in all material respects in accordance with all Laws regarding employment, unfair labor practices and nondiscrimination.

                 (u) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1997 there has not been:

                        (i) Any damage, destruction or loss (whether or not covered by insurance) to tangible assets of Corinthian which has had a materially adverse effect on the Business Condition of Corinthian;

                        (ii) Any declaration, setting aside or payment of any dividend or other distribution with respect to any Capital Securities of Corinthian or any direct or indirect redemption, purchase or other acquisition by Corinthian of Securities of Corinthian;

                        (iii) Any issuance or Transfer by Corinthian or any Seller of any Securities of Corinthian, or any agreement of any character to which Corinthian has been a party or by which it has been bound obligating Corinthian to issue, sell or deliver any Securities.

                        (iv) Any Lien created affecting any assets of Corinthian or assumed by Corinthian with respect to any such assets except for purchase money security interests in supplies and inventory acquired by Corinthian in the ordinary course of business, consistent with past practices, except for Liens for Taxes not yet delinquent;

                        (v) Any Indebtedness or other material liability, guarantee or obligation (whether absolute, accrued, contingent, or otherwise) incurred, or other transaction engaged in by Corinthian, other than in the ordinary course of business, consistent with past practices;

                        (vi) Any Transfer of any asset of Corinthian with a book value in excess of $5,000, other than inventory in the ordinary course of business consistent with past practices;

                        (vii) Any cancellation, without full payment, of any note, loan or other obligation owing to Corinthian;

                        (viii) Any waiver or release of any right or claim of Corinthian;

                        (ix) Except pursuant to the Compromise Agreement and except for a bonus in the aggregate amount of $70,000 paid or to be paid resulting from the transactions contemplated by this Agreement, any increase in the compensation payable or to become payable by Corinthian to any of its officers, employees, agents or consultants, or any payment or commitment or obligation of any kind for the payment by Corinthian of a bonus or other additional salary or compensation to any such person, except in the ordinary course of business consistent with past practice of Corinthian;

                        (x) Any change in the method of accounting including, without limitation, any change in depreciation or amortization policies or rates, by Corinthian from the methods consistently applied since July 1, 1996;

                        (xi) Any amendment or termination of any Contract which would be a Subject Contract if such Contract were in effect as of the date of this Agreement;

                        (xii) Any Contract, other than this Agreement, by which Corinthian will or could be obligated to undertake or engage in any action described in the preceding clauses (i) through (xi).

                 (v) BROKERS. Except for Barrington Associates, no member of the Seller Group has retained or otherwise engaged or employed any broker, finder or any other person, or paid or agreed to pay any fee or commission to any agent, broker, finder or other person, for or on account of acting as a finder or broker in connection with this Agreement or the transactions contemplated hereby. Neither Corinthian nor Purchaser has any obligation to Barrington Associates.

                 (w) BANKS, AGENTS, ETC. The Corinthian Disclosure Schedule contains a complete and correct list setting forth the name of (i) each financial institution in which Corinthian has an account, safe deposit box or borrowing privilege and the names of all persons authorized to draw thereon, to have access thereto or to borrow thereupon, as the case may be, and (ii) each agent to whom Corinthian has granted a power of attorney or similar authority to act on its behalf.

                 (x) BOARD APPROVAL. The Board of Directors or managers of each of Corinthian, PLC, International and MEG has duly approved this Agreement.

                 (y) CONSENTS. Corinthian has obtained all consents and approvals which are necessary so that the execution, delivery and performance of this Agreement, and the consummation of the Acquisition, will not result in a breach or default under, or give rise to the right to terminate, any Material Contract. All orders, permits, consents, licenses, approvals, franchises, certificates, registrations and other authorizations from Governmental Authorities that are necessary for the Seller Group to consummate the Acquisition (including Blue Sky and state securities permits, approvals, registrations and qualifications) have been obtained.

                 (z) MINUTE BOOKS. The minute books of Corinthian contain a summary of all meetings of directors, committees of directors, executive committees and stockholders approving any material action on their part and reflect all material transactions referred to in such minutes accurately in all material respects.

                 (aa) ACCURACY OF INFORMATION. Except for the statements and omissions corrected in the March Balance Sheet, all documents and written information supplied by the Seller Group were complete and correct in all material respects as of the date at which the information was furnished and, as of such date, contained no untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made with respect to the accuracy or completeness of any projections.

                 Except for the specific representations and warranties set forth in this Article 3 and in Article 4 hereof, none of Corinthian or the Sellers makes any representation or warranty, express or implied, regarding the business, financial condition, results or operations, assets, liabilities or future prospects of Corinthian. Purchaser acknowledges and agrees that none of Corinthian or the Sellers is making any representation or warranty in this Agreement with respect to financial projections, financial forecasts or future financial performance of Corinthian.

        4. REPRESENTATIONS AND WARRANTIES OF SELLERS.

                 Each Seller severally represents and warrants to Purchaser as to itself as follows:

                 (a) ORGANIZATION OF THE SELLER. Such Person is a corporation or limited liability company, as the case may be, duly organized, validly existing in good standing under the Laws of its jurisdiction of organization as set forth in the preamble to this Agreement and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets, to carry on its business as now being conducted and to enter into this

Agreement and perform its obligations under this Agreement.

                 (b) AUTHORITY; ENFORCEABILITY.

                        (i) This Agreement has been duly executed and delivered by such Person and constitutes a valid and legally binding obligation of such Person enforceable against such Person in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

                        (ii) The execution and delivery by such Person of this Agreement does not, and compliance by such Person with the provisions hereof will not: (A) conflict with or result in a breach or default under any of the terms, conditions or provisions of any Contract to which such Person is a party or by which any of its assets is subject; or (B) violate any Law applicable to such Person; or (C) result in the creation or imposition of any Lien on any asset of such Person.

                 PLC represents that the Compromise Agreement was approved by the holders of at least 75% of its voting power.

        5. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

        Purchaser represents and warrants to the Seller Group as follows:

                 (a) ORGANIZATION OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing (or validly existing in active status) under the Laws of the state of Delaware and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

                 (b) AUTHORITY; ENFORCEABILITY.

                        (i) This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

                        (ii) The execution and delivery by Purchaser of this Agreement do not, and compliance by Purchaser with the provisions hereof will not, (A) conflict with or result in a breach or default under any of the terms, conditions or provisions of any Contract to which Purchaser is a party or otherwise bound, or to which any asset or property of Purchaser is subject; (B) violate any Law applicable to Purchaser, or (C) result in the creation or imposition of any Lien on any asset of Purchaser.

                 (c) BROKERS. Purchaser has not retained or otherwise engaged or employed any broker, finder or any other person, or paid or agreed to pay any fee or commission to any agent, broker, finder or other person, for or on account of acting as a finder or broker in connection with this Agreement or the transactions contemplated hereby.

                 (d) BOARD APPROVAL. The Board of Directors of Purchaser has duly approved this Agreement.

        6. ADDITIONAL COVENANTS.

                 (a) CERTAIN TAX MATTERS.

                        (i) Purchaser shall prepare or cause to be prepared, consistent with past practice, and file or cause to be filed all Tax Returns for Corinthian for all periods ending on or prior to the Closing which are filed after the Closing. Purchaser shall permit PLC to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by PLC. The Seller Group shall pay all such Taxes or shall reimburse Purchaser for any Taxes of Corinthian with respect to such periods within 15 days after payment by Purchaser or Corinthian of such Taxes; provided, however, that the Sellers shall not be obligated to reimburse Corinthian for the payment of $600,000 by Corinthian following the Closing for Income Taxes with respect to the tax year ended June 30, 1997. Purchaser agrees to cause Corinthian to pay no later than May 20, 1998, the Income Taxes with respect to the tax year ended June 30, 1997 to the extent shown on the federal and State of California Income Tax Returns filed by Corinthian for such year prior to the date hereof, plus any interest payable with respect thereto, provided that the aggregate of such payments shall not exceed $600,000.

                        (ii) Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Corinthian for Tax periods which begin before the Closing Date and end after the Closing Date. Purchaser shall permit PLC to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by PLC. The Seller Group shall pay to Purchaser within 15 days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date. For purposes of this
Section 6(a)(ii), in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (B) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Corinthian.

                        (iii) The parties agree that any and all tax benefits derived from net operating loss carryforwards and carrybacks resulting from any losses incurred by Corinthian for any taxable period beginning on or after July 1, 1997 ("1998 NOLS") shall inure to the benefit of Purchaser and not to the benefit of the Seller Group. Thus, in determining the Income Taxes of Corinthian for taxable periods ending on or prior to the Closing for which the Seller Group is obligated under this Agreement to pay, such Income Taxes shall not be reduced by any 1998 NOLs. Without limiting the generality of the foregoing, Seller Group acknowledges and agrees that if Corinthian submits a claim for a refund for Income Taxes for any period ending on or prior to June 30, 1997 based upon 1998 NOLs, such refund: (A) shall inure solely to the benefit of Purchaser and not to the Seller Group; and (B) shall not reduce any obligation of the Seller Group pursuant to Section 7(b)(iii) below, including, without limitation, the obligations of the Seller Group where, upon audit or otherwise, additional Income Taxes become payable for periods ending on or prior to June 30, 1997.

                        (iv) Purchaser, Corinthian and the Seller Group shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6(a) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. To the extent not delivered to Purchaser, the Seller Group agrees (A) to retain all books and records with respect to Tax matters pertinent to Corinthian relating to any taxable period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Seller Group shall allow Purchaser to take possession of such books and records. Purchaser and the Seller Group further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby), including, where appropriate, the execution and filing of any and all consents, waivers, extensions of any applicable statutes of limitations, powers of attorney and other documents as shall be reasonably requested by any party hereto in connection with such Tax audit, assessment or other controversy.

                        (v) Purchaser shall promptly notify the Seller Group in writing within 10 days of receipt by Purchaser or any of its Affiliates of notice of (A) any pending or threatened federal, state, local or foreign Tax audits or assessments of Corinthian and (B) any pending or threatened federal, state, local or foreign Tax audits or assessments of Purchaser or any of its Affiliates which may affect the Liabilities for Taxes of Corinthian with respect to any period ending on or before the Closing. The Seller Group shall promptly notify Purchaser in writing within 10 days of receipt by any member of the Seller Group of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of Corinthian. Purchaser will have the sole right to represent Corinthian's interest with respect to any such Tax audit or assessment, including in any administrative or court proceeding relating thereto, and each such audit or assessment with respect to any Tax Period shall be treated as a separate Third Party Claim under Section 7(f) of this Agreement. The Seller Group will cooperate with Purchaser and its counsel in the defense against or compromise of any claim in any such audit, assessment, or proceeding and Purchaser shall keep Sellers apprised of any material developments in such audit, assessment, or proceeding.

                        (vi) All transfer, documentary, sales, use, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Seller Group when due, and the Seller Group will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                        (vii) Purchaser and the Seller Group each agrees upon request to provide the other party with all information that either party may be required to report pursuant to IRC Section 6043 and all Treasury Regulations promulgated thereunder.

                        (viii) All tax sharing agreements or similar agreements with respect to or involving Corinthian, on one hand, and any other member of the Seller Group, on the other hand, shall be terminated as of the Closing and, after the Closing, Corinthian shall not be bound thereby or have any liability thereunder.

                 (b) RELEASE. Each member of the Seller Group and Rowan each hereby forever relieves, releases and discharges Corinthian from any and all claims, debts, liens, liabilities, losses, demands, obligations, promises, acts, agreements, costs and expenses, damages, actions and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, existing now, existing as of the Closing or accruing after the Closing based on, arising out of, or in connection with any action or omission of Corinthian prior to the Closing but including the management agreement described in Section 8(m) of this Agreement ) (collectively, "RELEASED CLAIMS") and agrees that neither Purchaser nor Corinthian shall have any liability or obligation whatsoever to such member of the Seller Group and Rowan (or any Person claiming by or through it) arising out of or in connection with the Released Claims. Each member of the Seller Group and Rowan each represents that it is has not Transferred any Released Claims.

        Corinthian hereby forever relieves, releases and discharges Rowan and each member of the Seller Group from any and all claims, debts, liens, liabilities, losses, demands, obligations, promises, acts, agreements, costs and expenses, damages, actions and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, existing now, existing as of the Closing or accruing after the Closing based on, arising out of, or in connection with any action or omission of Rowan or any member of the Seller Group prior to the Closing (collectively, "SELLER RELEASED CLAIMS") and agrees that neither Rowan nor any member of the Seller Group shall have any liability or obligation whatsoever to Corinthian (or any Person claiming by or through it) arising out of or in connection with Seller Released Claims; provided, however, that Seller Released Claims shall not include any representation, warranty, obligation or agreement under this Agreement, or any right or claim which Corinthian may have which is included in the March 31 Balance Sheet. Corinthian represents that it is has not Transferred any Seller Released Claims.

        In furtherance thereof, each member of the Seller Group, Corinthian and Rowan each acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

                        A general release does not extend to claims which the
                 creditor did not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor.

Each member of the Seller Group, Corinthian and Rowan each waives any and all rights it has or may have under California Civil Code Section 1542 and/or any successor section to it with respect to the claims released hereby.

                 (c) MUTUAL COOPERATION. Each of the parties to this Agreement shall cooperate with the other parties and use its commercially reasonable efforts to take all actions and do all things that are proper, advisable or necessary to consummate the transactions contemplated by this Agreement.

                 (d) EXPENSES OF CORINTHIAN; BROKER'S FEE. PLC shall pay: (i) all fees and other charges of Barrington Associates in connection with the transactions contemplated by this Agreement; and (ii) all costs and expenses incurred by Corinthian in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including fees and expenses of counsel and accountants.

                 (e) EXPLOITATION OF TRADEMARKS. Each Seller agrees: (i) on behalf of itself and its Affiliates, not to Exploit the name "Headliners" or any other name listed as a trademark on Attachment 11 to the Corinthian Disclosure Schedule (the "MARKS") as a trademark or otherwise anywhere in the world for any purpose whatsoever, except pursuant to and in accordance with a written license from Purchaser or a successor to Purchaser; and (ii) to be responsible and liable for any action of any of its Affiliates which Exploit the Marks as a trademark or otherwise anywhere in the world for any purpose whatsoever, except pursuant to and in accordance with a written license from Purchaser or a successor to Purchaser.

                 (f) INTERNATIONAL AND PLC COVENANT NOT TO COMPETE.

                        (i) In consideration of the benefits of this Agreement to each of PLC and International, and in order to induce Purchaser to enter into this Agreement, each of International and PLC hereby covenants and agrees that during the period commencing on the date of this Agreement and ending five years after the date of this Agreement, it shall not, and each will cause its Affiliates not to, directly or indirectly, in any capacity, in any county identified in Schedule 6(f) to this Agreement, or any part of the world, Exploit
(A) figurines, toys, games, collectibles and other products under licenses granted by NA Sports Persons; or (B) oversize-headed figurines (related to sports, entertainment or any business). Notwithstanding the foregoing sentence, International and PLC may Exploit outside of North America oversize-headed figurines of (I) Non-North American Participants in the Designated Sports and the Designated Entertainment Properties; and (II) UK Personalities (collectively, "SELLER COVERED FIGURINES"). PLC and International jointly and severally agree to take commercially reasonable efforts to prevent the commercial resale in North America of the Seller Covered Figurines, and shall not sell any Seller Covered Figurines to any Person which, to the actual knowledge of PLC or International, markets, sells and distributes, or intends to market, sell or distribute, any Seller Covered Figurines in North America.

                        (ii) In consideration of the benefits of this Agreement to Purchaser and in order to induce PLC and International to enter into this Agreement, Purchaser hereby covenants and agrees that during the period commencing on the date of this Agreement and ending five years after the date of this Agreement, it shall not, and will cause its Affiliates not to, directly or indirectly, in any capacity, Exploit outside of North America (other than Japan on or after January 1, 1999), oversize-headed figurines of (A) Non-North American Participants in the Designated Sports and the Designated Entertainment Properties, and (B) UK Personalities (collectively, "PURCHASER COVERED FIGURINES"). Purchaser agrees to take commercially reasonable efforts to prevent the commercial resale outside of North America of the Purchaser Covered Figurines, and shall not sell any Purchaser Covered Figurines to any Person which, to the actual knowledge of Purchaser, markets, sells and distributes, or intends to market, sell or distribute, any Purchaser Covered Figurines outside of North America.

                        (iii) For purposes of this Agreement: (A) "DESIGNATED SPORTS" shall mean soccer, rugby, cricket, Formula One racing, Australian rules football and the Olympics; (B) "DESIGNATED ENTERTAINMENT PROPERTY" shall mean a television show or theatrical film produced by a United Kingdom-based Person which is originally commercially broadcast or released in the United Kingdom;
(C) "NON-NORTH AMERICAN PARTICIPANT" shall mean an individual who is not a citizen of a country in North America and who is not an NA Sports Person; (D) "UK PERSONALITY" shall mean an athlete, musician, vocalist or entertainer who is a citizen of a country in the United Kingdom and who maintains a principal permanent residence in the United Kingdom; and (E) "NA SPORTS PERSON" shall mean: (I) a sports team, franchise, league, players' association or other governing or representative body located in North America, including without limitation, the sports covered by the Material Licenses, the National Basketball Association, the Woman's Basketball Association and the Woman's National Basketball Association, and minor and development leagues associated with such sports; and (II) a player, coach and/or competitor on a professional or non-recreational amateur level on a team based in North America or in competitions taking place in North America.

                        (iv) The covenant under this Section 6(f) shall not prohibit any Person which acquires International, PLC or Purchaser in an arm's length transaction from continuing to engage in any business in which such Person was engaged as of the date of such acquisition.

                 (g) MEG COVENANT NOT TO COMPETE. In consideration of the benefits of this Agreement to MEG and in order to induce Purchaser to enter into this Agreement, MEG hereby covenants and agrees that from the period commencing on the date of this Agreement and ending on the fifth anniversary of the date of this Agreement, MEG shall not, and MEG shall cause its Affiliates not to, directly or indirectly, either as an employee, employer, consultant, agent, investor, joint venturer, proprietor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business, in any county identified in
Schedule 6(f) to this Agreement, or any other jurisdiction, domestic or foreign, in which Purchaser or its Affiliates (including Corinthian) has conducted business, related to the manufacture, distribution and/or sale of (i) figurines, toys, games or collectibles marketed under licenses by athletes, coaches, sports teams, franchises, leagues, players' associations or other governing or representative bodies, (ii) oversize-headed figurines (related to sports or any other business or entertainment) but not including figurines of characters created and owned by MEG which as originally created and used have large heads, or (iii) any other product which is directly competitive with any other toy, game or collectible manufactured, distributed, sold or licensed by Purchaser or its Affiliates (including Corinthian); provided, however, that nothing in this
Section 6(g)(iii) shall prohibit MEG from engaging in any manner in the manufacture, distribution, sale or licensing of items set forth on Schedule 6(g) to this Agreement or any other product as to which Purchaser did not exercise its licensing rights under Section 6(h) of this Agreement unless Purchaser did not exercise its licensing rights because such offered product is directly competitive with a pre-existing Purchaser product.

                 (h)    LICENSE OF MATERIAL

                        (i) Subject to Sections 6(g) and 6(h)(ii) of this Agreement, MEG agrees that it will not Exploit any product, trade secret, invention, improvement, patent, patent application, copyright or writing, and any program, method, process, system or novel technique (whether or not capable of being trademarked, copyrighted or patented), conceived, developed or otherwise obtained by MEG during the period commencing on August 1, 1996 and ending three years after the date of this Agreement (the "MATERIAL") (as used in this Section 6(h), Material shall not include any items listed on Schedule 6(g), other than Jockheads), unless the MEG complies with the following terms:

                        (A) MEG shall give a written notice (the "NOTICE") to Purchaser of its intention to Exploit such Material; and

                        (B) Purchaser shall have the first option to negotiate an exclusive worldwide license for the Material, which license shall have a term of not less than two years (with at least four successive two-year renewal options), provide for a royalty not in excess of 6% of gross sales, and such other terms as are customary for such a license, including a reasonable marketing date, royalty audit provisions and customary and reasonable financial terms, such as royalty advances and/or guarantees to ensure Purchaser's good faith intention to Exploit the Material. For the purposes of this Agreement, "gross sales" means gross sales to third parties not Affiliated with the Purchaser and its

                                  Affiliates at the Purchaser's regular
                                  wholesale price, less returns actually
                                  credited, quantity discounts actually given and allowance for bad debts.

        If Purchaser does not give notice of its intent to exercise its rights under this Section 6(h) within 15 business days of receipt of the Notice, MEG may Exploit the Material. If Purchaser does give such notice, Purchaser and MEG shall negotiate such license. The provisions of this Section 6(h) shall not be applied to any Material set forth on Schedule 6(h).

                        (ii) Notwithstanding Section 6(h)(i) of this Agreement, MEG agrees that any product, trade secret, invention, improvement, patent, patent application, copyright or writing, and any program, method, process, system or novel technique (whether or not capable of being trademarked, copyrighted or patented), conceived, devised, developed, or otherwise obtained by MEG, during the period commencing on August 1, 1996 and ending five years after the date of this Agreement, relating to oversize-headed figurines (excluding figurines of characters created and owned by MEG which as originally created and used have large heads) sports-related figurines, sports-related toys, sports-related collectibles or sports-related games shall be and become the property of Purchaser and MEG agrees to give Purchaser notice within 10 business days following the end of each calendar quarter during the period this
Section 6(h)(ii) is in effect of its conception, invention, authorship, development or acquisition of any such product, trade secret, invention, improvement, patent application, copyright, writing, program, method, process, system or novel technique and to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents, and to do all appropriate lawful acts, as may be requested by Purchaser to transfer, assign, confirm and perfect in Purchaser all legally protectable rights in any such product, trade secret, invention, improvement, patent, patent application, copyright, writing, program, method, process, system or novel technique.

                 (i) PUBLICITY. Except as required by law, neither the Seller Group nor Rowan shall disclose to any Person or make any public announcement, by press release or otherwise, of this Agreement or the transactions contemplated by this Agreement without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed once this Agreement is publicly announced by Purchaser. Purchaser will consult with PLC regarding any proposed written public announcement or press release concerning this Agreement or the transactions contemplated hereby, and will in good faith consider any comments and suggestions PLC may have; provided, however, that Purchaser shall have the right to determine the actual text of any such announcement or release.

                 (j) BANK GUARANTY. Purchaser shall use its best efforts to cause, as promptly as practicable following the Closing, each of International, PLC, MEG, Weems and Morrison to be released from its obligations as guarantors of the obligations of Corinthian under the Factoring Agreement between NationsBanc Commercial Corporation and Corinthian dated as of July 17, 1996. Purchaser will indemnify and hold International, PLC, MEG, Weems and Morrison harmless from any liability which they may incur as guarantors of the obligations of Corinthian under such Factoring Agreement.

        7. INDEMNIFICATION.

                 (a) GENERAL. From and after the Closing, the parties shall indemnify each other as provided in this Section 7. For the purposes of this
Section 7, each party shall be deemed to have remade all of its representations and warranties contained in this Agreement at the Closing with the same effect as if originally made at the Closing. As used in this Agreement, (a) the term "INDEMNIFIED PARTY" shall mean a party who is entitled to indemnification from a party hereto pursuant to this Section 7; (b) the term "INDEMNIFYING PARTY" shall mean a party hereto who is required to provide indemnification under this
Section 7 to another party; and (c) the term "THIRD PARTY CLAIM" shall mean any Action which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

                 (b) THE SELLER GROUP'S INDEMNIFICATION OBLIGATIONS.

                     The Seller Group shall indemnify, save and keep Purchaser and its officers, directors, employees and stockholders, Corinthian and its officers, directors and employees (other than Morrison and Weems), and their respective heirs, successors and assigns (each a "PURCHASER INDEMNITEE" and collectively, the "PURCHASER INDEMNITEES") harmless against and from all Losses sustained or incurred by any Purchaser Indemnitee, as a result of or arising out of or by virtue of:

                        (i) any inaccuracy in or breach of any representation and warranty made to Purchaser in this Agreement;

                        (ii) the breach by any member of the Seller Group of, or failure of any member of the Seller Group to comply with, any of their respective covenants or obligations under this Agreement;

                        (iii) any liability of Corinthian or the Sellers with respect to Tax Returns filed or Taxes owing for periods ending on or prior to the Closing, and for the pre-closing portion of any straddle period, excluding liability for the payment to be made by Corinthian following the Closing in the amount of up to $600,000 for Taxes with respect to the tax year ended June 30, 1997. For purposes of this Section 7(b)(iii), Taxes shall not include any Income Taxes which would have been paid but for the application of any credit or net operating or capital loss deductions attributable to any period ending (or portion thereof) on or before June 30, 1997, but shall include any Income Taxes which would have been paid but for the application of any credit or net operating or capital loss deductions attributable to any period beginning on or after July 1, 1997;

                        (iv) the Lost Tax Benefit of the amount (if any) by which the net operating loss of Corinthian, as reported on any Income Tax Return filed with the IRS or any state taxing authority for the taxable period beginning on July 1, 1997 and ending on the Closing, is reduced upon final determination of such applicable taxing authority (for this purpose, the "LOST TAX BENEFIT" of any such reduction of reported net operating loss shall mean the product of (A) the amount of the reduction and (B) the highest applicable Income Tax rate imposed on corporate income by the applicable taxing authority for such taxable year); provided, however, that the Seller Group shall have no obligation to indemnify for any Lost Tax Benefit to the extent such

Lost Tax Benefit results from the Purchaser adopting a Tax accounting practice more favorable to Corinthian than the corresponding Tax accounting practice used by Corinthian in the preparation of its Income Tax Return filed with the IRS for the period ending June 30, 1997 or from an arithmetic error;

                     (v) any Loss suffered or incurred by Corinthian resulting from the alleged violations of copyrights held by Roger Boggs, Lyle Lambur and/or Roger Boggs Studios or any claims by or through such Persons (or their successors) related thereto, as disclosed in the Corinthian Disclosure Schedule;

                     (vi) any Loss with respect to a Subject Claim in excess of the Potential Claim Cost for such Claim as set forth in Schedule 1(b) to the Corinthian Disclosure Schedule; and

                     (vii) fraud by any member of the Seller Group in connection with this Agreement and the transactions contemplated hereby.

                 (c) PURCHASER INDEMNIFICATION OBLIGATIONS.

                     Purchaser shall indemnify, save and keep the Seller Group and its successors and permitted assigns (individually a "SELLER INDEMNITEE" and collectively, the "SELLER INDEMNITEES") harmless against and from all Losses sustained or incurred by any Seller Indemnitee as a result of or arising out of or by virtue of:

                     (i) any inaccuracy in or breach of any representation and warranty made by Purchaser to the Seller Group in this Agreement;

                     (ii) any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement; and

                     (iii) fraud by Purchaser in connection with this Agreement and the transactions contemplated hereby.

                 (d) LIMITATION ON INDEMNIFICATION OBLIGATIONS.

                     (i) Neither Purchaser Indemnitees nor the Seller Indemnitees shall be entitled to recover under Sections 7(b) (other than Sections 7(b)(iii), 7(b)(iv) or 7(b)(v)) or 7(c) unless (A) a claim has been asserted by written notice, setting forth the basis for such claim, delivered to the Indemnifying Party on or prior to June 30, 1999; and (B) the aggregate amount of indemnifiable Losses incurred by Purchaser Indemnities on the one hand or the Seller Indemnitees on the other hand exceeds $100,000 (the "BASKET"), at which time such claim for indemnification may be made only for the excess.

                     (ii) Except as provided in Section 7(d)(iii), in no event shall: (A) Purchaser Indemnities be entitled to recover an amount hereunder in excess of $850,000 from PLC and International and $150,000 from MEG, and (B) Seller Indemnities be entitled to recover from Purchaser an amount hereunder in excess of $1,000,000.

                     (iii) Notwithstanding anything to the contrary herein contained, the limitations contained in Sections 7(d)(i) and (ii) shall not apply to (A) indemnification obligations under Sections 7(b)(iii), 7(b)(iv) or 7(b)(v) or (B) indemnification obligations under Sections 7(b)(i), 7(b)(ii), 7(b)(vi) and 7(c) for: (I) breaches of any of the representations and warranties relating to Sections 3(a)(iii) or (iv), 3(b), 3(e) or 3(h); (II) breach of any covenants or agreement of any Indemnifying Party contained under Sections 2 or 6 of this Agreement; or (III) fraud by an Indemnifying Party in connection with this Agreement and the transactions contemplated by this Agreement. Any recovery under or in connection with the circumstances described in the immediately preceding sentence shall not be taken into account in determining whether the $1,000,000 limitation set forth in Section 7(d)(ii) has been reached.

                 (e) NO CLAIM BY THE SELLER GROUP INDEMNIFYING PARTIES OR OTHERS. Although the Seller Group Indemnifying Parties may have relied on information supplied by Corinthian in making certain representations and warranties contained in this Agreement and the Corinthian Disclosure Schedule, each Seller Group Indemnifying Party has no claim, and shall assert no claim, for contribution, indemnification or otherwise, against Corinthian with respect to any breach of any covenant or of any of the representations and warranties or any inaccuracy in the Corinthian Disclosure Schedule irrespective of whether the information supplied by Corinthian and relied upon by such Seller Group Indemnifying Party was incomplete or inaccurate in any way or for whatsoever reason; further, the Seller Group Indemnifying Parties acknowledge that Corinthian has made no representation or warranty to the Seller Group Indemnifying Parties with respect to the information supplied by it to the Seller Group Indemnifying Parties whatsoever.

                 (f) THIRD PARTY CLAIMS. Forthwith following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall (i) notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. The Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; provided, however, that (x) the Indemnified Party must give to the Indemnifying Party at least five days prior notice of its intention to settle, and (y) without the prior consent of the Indemnifying Party (which consent will not be unreasonably withheld), the Indemnified Party may not settle the Third Party Claim (A) on terms which involve a payment by the Indemnified Party which (I) is in excess of $25,000 and
(II) of which the Indemnifying Party will be obligated to pay more than 50%; or
(B) if such settlement would involve an admission of liability by the Indemnifying Party, a loss or relinquishment of material rights by the Indemnifying Party or equitable relief against the Indemnifying Party. The Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses.

                 (g) LIQUIDATION OF INDEMNIFICATION CLAIMS. When an Indemnified Party shall give an Indemnifying Party notice of a Loss that has been fixed or determined as to amount, the notice shall specify in reasonable detail the nature and amount of the Losses and the sections of this Agreement upon which the claim for indemnification for the Losses is based. If the Indemnifying Party desires to dispute the claim, it shall, within 15 days after notice of the claim is given pursuant to this Section 7(g), give counter notice to the Indemnified Party, setting forth in reasonable detail the basis for disputing the claim. If no such counter notice is given within that 15-day period, or if the Indemnifying Party acknowledges liability for the indemnification, then the indemnification obligation shall be promptly satisfied.

                 (h) DISPUTE RESOLUTION. If, within 15 days after the giving of a counter notice by the Indemnifying Party, the Indemnifying Party and the Indemnified Party have not reached agreement as to the indemnification claim in question, then the claim for indemnification shall be submitted to and settled by arbitration as hereinafter provided (it being expressly understood and agreed that if such counter notice is duly given, it is the intention of the parties to this Agreement that any such indemnification claim shall be resolved by arbitration as provided in this Section 7(h)). The arbitration shall be by a single arbitrator experienced in the matters at issue selected by, and mutually acceptable to, the Indemnifying Party and the Indemnified Party and shall be conducted in accordance with the arbitration rules of the American Arbitration Association. The arbitrator must be independent (not an agent, officer, director, attorney, employee, or shareholder of Purchaser or any member of the Seller Group or a relative of Affiliate of any of those persons) without any economic or financial interest of any kind in the outcome of the arbitration. Each arbitrator's conduct will be governed by the Code of Ethics for Arbitrators in Commercial Disputes (1986) that has been approved and recommended by the American Bar Association and the American Arbitration Association. Within 60 days after the effective date of the counter notice of the Indemnifying Party, the arbitrator shall convene a hearing for the dispute to be held on such date and at such time and place in Los Angeles County, California, as the arbitrator designates upon 30 days' advance notice to each Indemnified Party and each Indemnifying Party. The parties shall request that the arbitrator render his decision within 30 days after the conclusion of the hearing. The arbitrator shall hear and decide the dispute based on the evidence produced, notwithstanding the failure or refusal to appear by a party who has been duly notified of the date, time, and place of the hearing. The decision of the arbitrator shall be final and binding as to any matters submitted under this Agreement, and to the extent that the arbitrator's decision is that Losses have been incurred for which a party is to be indemnified under this Agreement, the Losses shall be promptly satisfied; provided, however, that, if necessary, such decision may be enforced by either the Indemnifying Party or the Indemnified Party in any court of record having jurisdiction over the subject matter or over any of the parties hereto. The prevailing party shall recover all of such party's costs, and reasonable attorneys' fees incurred in connection with any such arbitration.

                 (i) CHARACTERIZATION OF INDEMNIFICATION PAYMENTS. All amounts paid by Purchaser or the Seller Group, as the case may be, under the terms of this Section 7 shall be treated for all Tax purposes as an adjustment of the Purchase Price, unless otherwise required by applicable law in which event such payments shall be made in an amount sufficient to indemnify the party on a net after-Tax basis.

                 (j) LIMITATIONS. The sole and exclusive remedy of Purchaser and the Seller Group for any claim for monetary relief arising under this Agreement shall be the right of the parties to seek indemnification if and to the extent permitted by, and subject to the limitations set forth in, this Agreement. No claim for monetary relief shall be asserted by Purchaser under this Agreement against Rowan, whether pursuant to this Article 10 or otherwise except for breach of Rowan's obligations under Sections 4 of this Agreement and Rowan agrees not to make any claim for monetary relief against any Purchaser Indemnified Party. Except for any claims arising under Section 4 of this Agreement and except for the obligations of any party hereto with respect to covenants or agreements made separately by such party, in respect of which the liabilities of each member of the Seller Group shall be several and not joint and shall be limited to the specific representations, covenants and agreements of such member and not the representations, covenants and agreements of any other member of the Seller Group, any obligations of the Seller Group under this Agreement shall be allocated 85%to International and PLC (for which liability shall be joint and several), on the one hand, and 15% to MEG, on the other hand, (each, a "Pro Rata Interest"), and no member of the Seller Group shall be liable for any Losses in excess of the portion of such Losses or monetary obligations equal to its Pro Rata Interest.

                 (k) ADDITIONAL INDEMNIFICATION LIMITATIONS. If the amount with respect to which any indemnity claim is made under this Section 7 gives rise to a currently realized Tax Benefit to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit currently realized to the party making the claim. To the extent such indemnity payment does not give rise to a currently realized Tax Benefit, if the amount with respect to which any indemnity claim is made gives rise to a subsequently realizable Tax Benefit to the party that made the claim, such party shall refund to the indemnifying party the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realizable Tax Benefit shall be treated as though it were a reduction in the amount of the initial indemnity claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this Section 7(k), a "TAX BENEFIT" means an amount by which the Tax liability of the party is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. Where a party has other losses, deduction, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the indemnity claim shall be deemed to be realized only after the utilization of such other losses, deductions, credits or items. For purposes of this Section 7(k), a Tax Benefit is "currently realized" only to the extent it can be reasonably anticipated that such Tax Benefit will be realized in the current taxable period or year or in any tax return with respect thereto (including a carryback to a prior year) or in any taxable period or year prior to the date of the indemnity claim. In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this Section 7(k). The amount of the refunded reduction or payment shall be deemed a payment under this
Section 7 and thus shall be paid subject to any applicable reductions under this
Section 7(k).

        8.       MISCELLANEOUS PROVISIONS.

                 (a) NOTICES. All notices, consents, demands, requests, approvals or other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered in person, on the date actually given, (ii) by United States mail, certified or registered, with return receipt requested, on the date which is two Business Days after the date of mailing, or
(iii) if sent by telex or facsimile transmission, with a copy mailed on the same day in the manner provided in (i) above, on the date transmitted provided receipt is confirmed by telephone:

                      (i)  if to Purchaser to:

                             Equity Marketing, Inc.
                             131 South Rodeo Drive
                             Beverly Hills, CA 90212
                             Attention:   Mark Lewis, Senior Vice President -
                                          Business Affairs and Administration
                             Telecopy No.: (310) 887-4483

                             With a copy to:

                             Troop Meisinger Steuber & Pasich, LLP
                             10940 Wilshire Boulevard, Suite 800
                             Los Angeles, California 90024
                             Attention: Alan B. Spatz, Esq.
                             Telecopy No.: (310) 443-8511

                    (ii) if to the Sellers, to:

                             Corinthian Marketing P.L.C.
                             Dralda House
                             24-28 Crendon Street
                             High Wycombe
                             Buckinghamshire HP13 6LS
                             England
                             Attention: Paul Speed
                             Telecopy No.: (011) 44 1494 523-847

                             With a copy to:

                             Fried, Frank, Harris, Shriver & Jacobson
                             One New York Plaza
                             New York, New York 10004-1980
                             Attention: Warren S. de Wied, Esq.
                             Telecopy No.: (212) 859-4000

                             Morrison Entertainment Group, Inc.
                             c/o Bruce R. Bailey
                             1900 Avenue of the Stars, Suite 500
                             Los Angeles, CA 90067
                             Telecopy No.: (310) 286-9907

                             With a copy to:

                             Bruce R. Bailey
                             1900 Avenue of the Stars, Suite 500
                             Los Angeles, CA 90067
                             Telecopy No.: (310) 286-9907

or at such other address as may have been furnished by such Person in writing to the other parties.

                 (b) SEVERABILITY. Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of Law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Agreement.

                 (c) EXHIBITS AND SCHEDULES. Each Exhibit and Schedule delivered pursuant to the terms of this Agreement, each document, instrument and certificate delivered by the parties in connection with the transactions contemplated hereby constitutes an integral part of this Agreement and is incorporated by reference into this Agreement.

                 (d) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED BOTH AS TO VALIDITY AND PERFORMANCE AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF.

                 (e) SUBMISSION TO JURISDICTION AND WAIVER OF IMMUNITY AND INCONVENIENT FORUM. Each member of the Seller Group agree that any and all disputes arising in connection with this Agreement and the transactions contemplated hereby may be brought in any state or federal court of record located in the County of Los Angeles, State of California. Each member of the Seller Group irrevocably submits to the jurisdiction of the state and federal courts located in the County of Los Angeles, State of California in any legal action or proceeding relating to this Agreement and the transactions contemplated hereby. The members of the Seller Group irrevocably waive all immunity from jurisdiction, attachment and execution, whether on the basis of sovereignty or otherwise, to which they might otherwise be entitled in any legal action or proceeding in any state or federal court located in the County of Los Angeles, State of California. Each member of the Seller Group irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to any suit, action or proceeding relating to this Agreement and the transactions contemplated hereby being brought in the federal or state courts located in the County of Los Angeles, State of California, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

                 (f) HEADINGS. Section headings and subheadings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

                 (g) NO ADVERSE CONSTRUCTION. The rule that a contract is to be construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement, any other document delivered at the Closing or any provisions hereof or thereof.

                 (h) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                 (i) COSTS AND ATTORNEYS' FEES. In the event that any action, suit, or other proceeding is instituted concerning or arising out of this Agreement the prevailing party shall recover all of such party's costs, and reasonable attorneys' fees incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions therefrom.

                 (j) SUCCESSORS AND ASSIGNS. All rights, covenants and agreements of the parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns. No member of the Seller Group may assign its obligations under this Agreement without the prior written consent of Purchaser, and Purchaser may not assign any of its obligations under this Agreement without the prior written consent of PLC.

                 (k) AMENDMENT. This Agreement may be amended at any time prior to the Closing by the mutual written agreement of all parties hereto and at any time after the Closing by the mutual written agreement of Purchaser and the Sellers.

                 (l) ENTIRE AGREEMENT. This Agreement, the attached Exhibits and Schedules, the other agreements and schedules referred to in this Agreement, contain the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

                 IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


EQUITY MARKETING, INC.,                      MORRISON ENTERTAINMENT GROUP,
A DELAWARE CORPORATION                       A CALIFORNIA CORPORATION



By: /s/ STEPHEN P. ROBECK                   By: /s/ JOE MORRISON
   --------------------------------------      ---------------------------------
    Stephen P. Robeck, Co-Chief                Joe Morrison
    Executive Officer


CORINTHIAN MARKETING P.L.C.,                ROWAN NOMINEES, LTD.,
A UNITED KINGDOM CORPORATION                A UNITED KINGDOM REGISTERED COMPANY



By: /s/ PAUL SPEED                          By: /s/ WARREN DE WIED
   --------------------------------------      ---------------------------------
   Paul Speed, Chief Executive Officer         Warren de Wied, as Attorney of
                                               Fact



CORINTHIAN INTERNATIONAL HOLDINGS L.L.C.,
A TEXAS LIMITED LIABILITY COMPANY


By: /s/ PAUL SPEED
   --------------------------------------
   Paul Speed, Manager


CORINTHIAN MARKETING, INC.,
A DELAWARE CORPORATION



By: /s/ JOHN WEEMS
   --------------------------------------
   John Weems, Executive Vice-President

                            STOCK PURCHASE AGREEMENT

                                  SCHEDULE 6(f)

             CALIFORNIA COUNTIES COVERED BY COVENANT NOT TO COMPETE


Alameda County                                  San Diego County
Apine County                                    San Francisco County
Amador County                                   San Joaquin County
Butte County                                    San Luis Obispo County
Calaveras County                                San Mateo County
Colusa County                                   Santa Barbara County
Contra Costa County                             Santa Clara County
Del Norte County                                Santa Cruz County
El Dorado County                                Shasta County
Fresno County                                   Sierra County
Glenn County                                    Siskiyou County
Humboldt County                                 Solano County
Imperial County                                 Sonoma County
Inyo County                                     Stanislaus County
Kern County                                     Sutter County
Kings County                                    Tehama County
Lake County                                     Trinity County
Lassen County                                   Tulare County
Los Angeles County                              Tuolumne County
Marin County                                    Ventura County
Mariposa County                                 Yolo County
Mendocino County                                Yuba County
Merced County
Modoc County
Mono County
Monterey County
Napa County
Nevada County
Orange County
Placer County
Plumas County
Riverside County
Sacramento County
San Benito County
San Bernardino County

                            STOCK PURCHASE AGREEMENT

                                  SCHEDULE 6(g)

                           PRE EXISTING MEG PROPERTIES



I.      ANIMAL HOSPITAL IN MY POCKET
        PUPPY IN MY POCKET
        KITTY IN MY POCKET
        PONY IN MY POCKET
        TEDDY IN MY POCKET
        SURPRISE IN MY POCKET
        TROLL IN MY POCKET
        DOLLY IN MY POCKET
                 And all future GIRLS' IN MY POCKET properties

II.     MONSTER IN MY POCKET
        DINOSAUR IN MY POCKET
        MONSTER WRESTLERS IN MY POCKET
        SUMO WRESTLERS IN MY POCKET
        NINJA WARRIORS IN MY POCKET
        MONSTERMACHINES IN MY POCKET
                 And all future BOYS' IN MY POCKET properties

        The IN MY POCKET brand is an on-going micro-collectible line of realistic animal and other figures. Different collections have been marketed as both girls and boys lines over the years. The Brand is currently in its 8th year in the market and has generated over $110,000,000 in wholesale sales to-date. Vivid Imaginations in the UK is the lead Toy Licensee. Irwin markets the line in Canada.

III.    SAMSON

        A male-action toyline/animated television show concept originally sold to Giochi Preziosi in Italy. Giochi Preziosi chose not to proceed and the rights have reverted back to MEG.

IV.     CAT RIDERS/BRUTE FORCE

        A line of anthropomorphic cat/motorcycles and other vehicles and animated television concept. MEG is partnered with Western Technologies and The Imagination Factory on the property.

V.      JOCKHEADS

        An animated television show concept of a sports-obsessed typical American family. MEG is partnered with JJM Investments to develop an animated television series. The reference to Jockheads shall be deemed to include any toys, merchandise or licenses of the characters appearing in such show.

VI.     HERO HIGH

        A male-action/television show concept based on the premise that Super Heroes, like Marines, are "made not born." The "best and brightest" high school students from all over the world are chosen to attend an elite special high school in Malibu because they have highly-developed particular skills. They are trained in the secret skills to become Super Heroes by a group of retired Super Hero teachers.

VII.    ONE-MAN ARMY

        A radio-controlled vehicle concept of a half man, half machine who is an unstoppable fighting force.

VIII.   S-S-SECRET WEAPONS (SNAKES, SKUNKS & SCORPIONS)

        A line of child size "play" weapons that look like different animals (e.g., a spring-loaded snake "switchblade", etc.).

IX.     CHUBBY PUPPIES (and FAT CATS)

        A line of overstuffed plush animals with a feature of mouths that make different expressions.

X.      MAGIC HAT TEDDIES

        A small-doll line of teddies with accessories that each have working features. The features are air-powered by squeezing the teddies' hat which contains bellows. MEG is partnered with Western Technologies on the property.

XI.     MILK'N HONEY TEDDIES

        A micro-collectible line of teddies that live in houses that "transform" from real kitchen items such as tea pots and cereal boxes.

XII.    BAD HAIRY DAY PORCUPINES

        A plush line with super soft "quills" that can be made to stand on end using a hardening gel, that can then be combed/washed out.

                                       41